Exhibit 99.1

PRESS RELEASE	VerticalBuyer, Inc.
1661 East Main Street
Easley, SC 29640
Contact: Nancy K. Hedrick
Phone: (864) 855-3900

VERTICALBUYER, INC. ANNOUNCES MERGER WITH COMPUTER SOFTWARE INNOVATIONS, INC. AND NAME CHANGE

Easley, South Carolina, February 11, 2005 – VerticalBuyer, Inc. (OTCBB: VBYR) announced that it has entered into an agreement to merge with Computer Software Innovations, Inc., a South Carolina corporation (“CSI”). CSI, organized in 1989 and privately held, develops proprietary fund accounting software applications and provides network integration solutions for local governments and education institutions. CSI’s corporate offices located in Easley, South Carolina will be the headquarters of the merged entity. The merger is not anticipated to materially impact CSI’s current operations, staffing or strategic plan.

VerticalBuyer, a Delaware corporation, has been maintained as a corporate shell since it discontinued operations in September 2001. It is publicly held and reports to the Securities and Exchange Commission under Section 15(d) of the Securities Exchange Act of 1934, as will the merged entity. By merging with VerticalBuyer, CSI gains a broader investor base and access to the over-the-counter market.

Name Change

In preparation for the merger, VerticalBuyer, Inc. (the “Company”) has changed its name to “Computer Software Innovations, Inc.” The name change became effective as of the close of business on February 10, 2005. The Company’s new symbol is “CSWI.”

Terms of the Merger Agreement

Pursuant to the merger agreement, CSI will be merged into the Company. The surviving corporation will be the Company (formerly VerticalBuyer, Inc.). In the merger and related CSI dividend transactions, the former shareholders of CSI will receive, in exchange for their shares of CSI common stock, approximately $7.1 million of cash, subordinated notes aggregating approximately $1.9 million to be repaid over the next fifteen months and approximately 2,527,000 shares of common stock of the surviving corporation. The shares of the Company’s common stock currently held by CSI, representing approximately 77% of its issued and outstanding capital stock, will be cancelled. The remaining shareholders of the Company will retain their existing shares, subject to the 40 to 1 reverse stock split previously announced, which became effective February 10, 2005. Such minority shareholders, upon the consummation of the merger, will have appraisal rights as provided in accordance with Delaware law, whereby they may elect to have their shares repurchased by the surviving corporation.

After the reverse stock split, the merger and the sale of preferred stock (described below), the Company would have approximately 9.8 million shares of common stock outstanding on an as-converted basis. On a diluted basis, assuming the exercise of outstanding warrants and options, approximately 17.3 million shares of common stock would be outstanding.

The initial board of directors of the surviving corporation will consist of its current independent directors, Anthony Sobel, Tom Butta and Shaya Phillips, and Nancy K. Hedrick and Thomas P. Clinton, President and Vice President of Sales of CSI, respectively. The officers of the surviving corporation will be the current officers of CSI: Nancy K. Hedrick, President and Chief Executive Officer; Joe G. Black, Interim Chief Financial Officer; Thomas P. Clinton, Vice President of Sales; William J. Buchanan, Vice President of Engineering; and Beverly N. Hawkins, Vice President of Support Services. Mr. Black has announced his retirement, but has agreed to serve as Interim CFO until a permanent CFO is retained.

The merger has been approved by the boards of directors of both the Company and CSI, and their respective shareholders. In the case of the Company, shareholder approval was effected by the written consent of CSI acting as its majority shareholder. The Company anticipates that the merger will close before February 28, 2005.

Private Placement of Preferred Stock

In order to facilitate the merger and related transactions, the Company also entered into an agreement to sell 7,217,736 shares of its Series A convertible, non-voting preferred stock to Barron Partners, LP for $5,042,250. The preferred stock is convertible into shares of common stock on a one for one basis. Barron is a New York-based private investment partnership that specializes in investing in micro-cap public companies. As part of the transaction, Barron will invest an additional $1.9 million in the form of a subordinated note on the same terms as the subordinated notes payable to the former CSI shareholders in the merger, and will receive warrants for the purchase of 7,217,736 shares of the Company’s common stock. The exercise prices of the warrants will be $1.3972 and $2.0958 per share, each warrant exercisable for half of the total warrant shares. Barron has agreed, generally, not to convert at any time its preferred stock into shares of Company common stock or exercise its warrants to purchase shares of common stock if and to the extent that Barron’s beneficial ownership of Company common stock would exceed 4.99%, without giving the Company at least 61 days’ advance notice.

The preferred shares and warrants to be purchased by Barron, and the common stock into which they are convertible and exercisable, respectively, have not been registered for sale under the Securities Act of 1933, as amended, and may not be offered or sold in the United States absent registration or an applicable exemption from registration. Pursuant to a registration rights agreement to be entered into with Barron, the Company will be obligated to register the common shares underlying the preferred stock and warrants. It is expected that the sale of preferred stock and the warrants will occur concurrently with the closing of the merger.

Forward-looking statements

The Company cautions readers that the statements contained herein regarding the Company’s future business plans, operations, opportunities or prospects, including any factors which may affect future earnings, are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are based upon management’s current knowledge and assumptions about future events and involve risks and uncertainties that could cause actual results to differ materially from anticipated results. Please refer to the Risk Factors in VerticalBuyer’s most recent Form 8-K reports for more detail of risks and uncertainties which could cause actual results to differ from those contained in the forward-looking statements.

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